EXHIBIT 99.1

Lincoln Educational Services Corporation Reports Second Quarter 2015 Financial Results

•	Total Revenue of $72.4 million; Total Operating Loss Reduced 34% Year-over-Year

•	Net Loss of $0.33 per share from Continuing Operations vs. Net Loss of $0.48 per share for 2014

•	Key Elements of 100-Day Plan Implemented

•	New Credit Facility Announced

WEST ORANGE, N.J., August 5, 2015 -- Lincoln Educational Services Corporation (Nasdaq:LINC) today reported financial results for the second quarter ended June 30, 2015.

“We are making progress in a difficult operating environment to return the Company to sustainable profitability while meeting the needs of our students and filling America’s skills gap,” said Scott Shaw, President and Chief Executive Officer. “We have already experienced organizational benefits resulting from the structural changes made earlier this year including a nearly 34% reduction to our operating loss in the second quarter.”

“We are approaching the end of our 100 day plan and we have made progress in implementing each of its three key objectives,” Mr. Shaw continued.  “First, on July 31st, we closed on a new term loan providing us with more capacity and flexibility. Secondly, we have realized increased efficiencies across the corporate and campus organizations which are reflected in our improved operating loss.  Specifically, we regionalized management teams at certain schools and reduced the corporate structure.   Furthermore, we continue to expand the role of the centralized call center in the student recruitment process to more quickly serve our prospective students. Lastly, we expanded partnerships with employers to increase awareness around Lincoln’s role in bridging America’s skills gap.   In the quarter, we hosted several corporate sponsored events to educate our Transportation and Skilled Trades students about the job opportunities available in those fields, and we are in advanced discussions to execute specific education and training programs for various entities.  We also focused on joint marketing efforts with employers to promote program offerings and increase recruitment and placement opportunities.  For instance, we formed a partnership with Audi of America to offer advanced Audi certification. As we move into the second half of 2015, which is traditionally our strongest period, our team is focused on continuing to execute on the key initiatives of our 100 day plan as well as moving the Company toward improved operating performance.  At the same time, we believe it is prudent to revise our outlook for the year to reflect current start trends.”

SECOND QUARTER RESULTS (CONTINUING OPERATIONS):

Revenue was $72.4 million for the second quarter compared with $76.4 million in 2014 quarter.  This was a result of a 6.6% decline in average student population, which decreased to approximately 12,700 from approximately 13,600.  The revenue decline from lower student population was partially offset by a 1.5% increase in average revenue per student primarily related improved student retention.

Revenue for the Las Vegas, Nevada and Hamden, Connecticut campuses which merged into their neighboring campuses during the second half of 2014 were $0 and $0.6 million for the three months ended June 30, 2015 and 2014, respectively.  Excluding the merged campuses, 2015 second quarter revenue decreased by $3.4 million, or 4.5%, and average student population declined 5.4%.

Operating loss for the quarter was $6.2 million, or 33.7% improvement from the second quarter of 2014.  The reduced operating loss was driven by a $3.3 million reduction in educational services and facilities expense, and a $3.8 million decrease in selling, general and administrative expenses.

Operating loss for the Transitional segment and merged campuses were $0.5 million and $1.7 million for the second quarter of 2015 and 2014, respectively.  Operating loss excluding the Transitional segment and merged campuses was reduced by 43.8% for the second quarter of 2015 compared to same period in 2014.

Our educational services and facilities expenses decreased primarily due to a $1.9 million, or 7.8%, decrease in instructional expenses and books and tools expense. Instructional savings were a result of a reduced instructor headcount and other related costs resulting from lower average student population. Similarly, the decrease in books and tools expense is also attributable to the decrease in average student population.  In addition, facilities expenses decreased by $1.5 million, or 8.8%, primarily due to lower depreciation expense.   Educational services and facilities expenses, as a percentage of revenue, decreased to 51.6% from 53.3%.

Selling, general and administrative expenses decreased by $3.8 million, or 8.5%, to $41.2 million compared with $45.1 million in the 2014 second quarter.  Sales and marketing expenses decreased by $1.1 million, or 7.1%, related the transition to a centralized call center as well as reduced travel costs and salary expense.  Marketing was essentially flat as we remain focused on student population. Administrative expense was lower by $2.1 million, or 8.3%, as a result of management restructuring.  As a percentage of revenues, selling, general and administrative expense decreased to 57.0% in the second quarter of 2015 from 59.0% in the prior year.

The second quarter’s net loss from continuing operations improved 30.5% to $7.6 million, or $0.33 per share, compared $10.9 million, or $0.48 per share, for the second quarter of 2014.

Segment Financial Performance

Transportation and Skilled Trades segment revenue for the 2015 second quarter decreased to $42.4 million compared to $43.3 million, primarily driven by a 3.2% decline in average student population. The revenue decline from lower population was partially offset by a 1.4% increase in average revenue per student due to improved student retention.  Operating income improved to $2.8 million from $0.9 million driven by expense reductions in educational services and facilities as well as in selling, general and administrative expenses.

Healthcare and Other Professions segment revenue decreased by $2.7 million, or 8.4%, to $29.5 million in the three months ending June 30, 2015 from $32.2 million in the comparable period primarily attributable to a decrease in average student population.  Revenue for the merged campuses were $0 and $0.6 million for the three months ended June 30, 2015 and 2014, respectively.  Excluding the merged campuses, revenue decreased by $2.1 million, or 6.6%, to $29.5 million from $31.6 million and average student population declined by 6.3%.  Operating loss improved by $0.3 million, or 10.7%, to $2.0 million from $2.3 million as a result of efficiencies and expense reductions.

Included in the Healthcare and Other Professions segment is our Hartford, Connecticut campus which offers culinary programs.  This campus is physically our largest facility at approximately 367,000 square feet including classrooms and student dorms.  Consequently, the fixed overhead costs including rent, real estate taxes, utilities and maintenance are particularly high.   For the year ended December 31, 2014, the campus had a net loss before income taxes of $5.7 million.   As a result, we continue to explore strategic opportunities in conjunction with the facility’s landlord to exit the facility lease.  In the 2015 second quarter, the Hartford campus has a net loss of $1.6 million.

Operating loss for the Hartford and merged campuses were $1.4 million and $2.5 million for the three months ended June 30, 2015 and 2014, respectively.  Excluding the Hartford and merged campuses, this segment resulted in operating loss of $0.6 million compared to operating income of $0.2 million for the three months ended June 30, 2015 and 2014, respectively.

The Transitional segment consists of the Fern Park, Florida campus where we ceased new student enrollment resulting in an operating loss which was essentially flat at $0.5 million quarter over quarter.

BALANCE SHEET INFORMATION:

The Company had $4.9 million of cash and cash equivalents at June 30, 2015 as compared to $12.3 million of cash and cash equivalents as of December 31, 2014.  In addition to the cash position, the Company had a $20 million revolving line of credit (less letters of credit) and $6.0 million outstanding as of June 30, 2015.  This revolving line of credit was replaced on July 31st, with a $45 million term loan the details of which are described in our Current Report on Form 8-K filed today.

As of June 30, 2015, total assets classified as assets held for sale were $52.4 million.

2015 FULL YEAR GUIDANCE UPDATE:

Based on the second quarter performance as well as current industry trends, revenue from continuing operations is now expected to be approximately $300 million, and student starts are now expected to decline approximately 10% for 2015. This guidance excludes the Fern Park, FL campus and previously merged Las Vegas, NV and Hamden, CT campuses.

Based on the latest revenue outlook, management is also updating the previously provided net loss per share guidance for 2015 to now range between -$0.45 and to -$0.50.  Management continues to expect to generate positive cash flow from operations.

SIX MONTH FINANCIAL RESULTS (CONTINUING OPERATIONS)

Revenue was $149.1 million for the six months ended June 30, 2015 versus $155.6 million in the comparable period in 2014.  Excluding the merged campuses, 2015 revenue decreased by $4.6 million, or 3.0%, and average student population declined 3.7%.  Operating loss for the six months was $11.6 million, a 35.2% improvement from the comparable period in 2014.  Educational services and facilities expense decreased by $6.9 million, or 8.4%, to $75.5 million for the six months ending June 30, 2015 from $82.4 million in the prior comparable period. Selling, general and administrative expense decreased by $5.9 million, or 6.5%, to $85.2 million for the six months ending June 30, 2015 from $91.2 million in the prior comparable period of 2014.

Transportation and Skilled Trades revenue was $87.3 million in the first six months of 2015, versus $87.8 million in the comparable period.  Healthcare and Other Professions revenue was $60.8 million in the first six months of 2015 compared to $66.1 million in the first six months of 2014.  Revenue for the merged campuses were $0 and $1.9 million for the six months ended June 30, 2015 and 2014, respectively.  Excluding the merged campuses, revenue was $60.8 million from $64.2 million and average student population declined 4.7%.  Transitional revenue was $1.0 million down from $1.7 million in the prior year period.

The six month period’s net loss from continuing operations improved 36.2% to $14.5 million, or $0.63 per share, compared $22.7 million, or $0.93 per share in 2014.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 866-314-5232 (domestic) or 617-213-8052 (international) and citing code 89726240. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and providing access code 51785851.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions, and Transitional.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 31 campuses in 15 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln Culinary Institute and Lincoln College of New England.  As of June 30, 2015, approximately 12,450 students were enrolled at Lincoln’s campuses.

SAFE HARBOR

Statements in this press release regarding Lincoln’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2014.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s annual report on Form 10-K for the year ended December 31, 2014.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014

REVENUE	$72,393	$76,389	$149,113	$155,591
COSTS AND EXPENSES:
Educational services and facilities	37,348	40,688	75,544	82,440
Selling, general and administrative	41,248	45,071	85,256	91,189
Gain on sale of assets	8	(6)	(40)	(61)
Total costs & expenses	78,604	85,753	160,760	173,568
OPERATING LOSS	(6,211)	(9,364)	(11,647)	(17,977)
OTHER:
Interest income	12	16	20	72
Interest expense	(1,727)	(1,178)	(3,354)	(2,494)
Other income	371	-	593	-
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(7,555)	(10,526)	(14,388)	(20,399)
PROVISION FOR INCOME TAXES	50	418	100	837
LOSS FROM CONTINUING OPERATIONS	(7,605)	(10,944)	(14,488)	(21,236)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	-	(652)	-	(1,455)
NET LOSS	$(7,605)	$(11,596)	$(14,488)	$(22,691)
Basic
Loss per share from continuing operations	$(0.33)	$(0.48)	$(0.63)	$(0.93)
Loss per share from discontinued operations	-	(0.03)	-	(0.07)
Net loss per share	$(0.33)	$(0.51)	$(0.63)	$(1.00)
Diluted
Loss per share from continuing operations	$(0.33)	$(0.48)	$(0.63)	$(0.93)
Loss per share from discontinued operations	-	(0.03)	-	(0.07)
Net loss per share	$(0.33)	$(0.51)	$(0.63)	$(1.00)
Weighted average number of common shares outstanding:
Basic	23,132	22,800	23,094	22,762
Diluted	23,132	22,800	23,094	22,762

Other data:

EBITDA	$(2,263)	$(4,441)	$(3,810)	$(8,034)
Depreciation and amortization from continuing operations	$3,577	$4,923	$7,244	$9,943
Number of campuses from continuing operations	31	33	31	33
Average enrollment from continuing operations	12,687	13,583	13,045	13,763
Stock-based compensation	$448	$707	$780	$1,704
Net cash used in operating activities	$(5,341)	$(6,519)	$(11,646)	$(14,899)
Net cash used in investing activities	$(539)	$(1,968)	$(1,218)	$(2,544)
Net cash provided by financing activities	$5,550	$8,160	$5,415	$11,316

Selected Consolidated Balance Sheet Data:	June 30, 2015
(In thousands)

Cash and cash equivalents	$4,850
Current assets	80,877
Working capital	21,292
Total assets	175,593
Current liabilities	59,585
Long-term debt and capital lease obligations, including current portion	40,950
Total stockholders' equity	69,659

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization. EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) from continuing operations to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)

	2015	2014	2015	2014

Net loss from continuing operations	$(7,605)	$(10,944)	$(14,488)	$(21,236)
Interest expense, net	1,715	1,162	3,334	2,422
Provision for income taxes	50	418	100	837
Depreciation and amortization	3,577	4,923	7,244	9,943
EBITDA	(2,263)	(4,441)	(3,810)	(8,034)

	Three Months Ended June 30,
	(Unaudited)
	Auto		Allied Health		Transitional		Corporate
	2015	2014	2015	2014	2015	2014	2015	2014

Net income (loss) from continuing operations	$2,361	$584	$(2,426)	$(2,832)	$(616)	$(643)	$(6,924)	$(8,053)
Interest expense, net	520	323	615	518	99	89	481	232
Provision for income taxes			-	-	-	-	50	418
Depreciation and amortization	2,237	3,104	1,078	1,448	69	129	193	242
EBITDA	5,118	4,011	(733)	(866)	(448)	(425)	(6,200)	(7,161)

	Six Months Ended March 31,
	(Unaudited)
	Auto		Allied Health		Transitional		Corporate
	2015	2014	2015	2014	2015	2014	2015	2014

Net income (loss) from continuing operations	$6,955	$2,651	$(3,278)	$(4,031)	$(1,436)	$(1,200)	$(16,729)	$(18,656)
Interest expense, net	944	685	1,185	1,102	199	191	1,046	588
Provision for income taxes			-	-	-	-	100	837
Depreciation and amortization	4,534	6,267	2,168	2,924	140	258	402	494
EBITDA	12,433	9,603	75	(5)	(1,097)	(751)	(15,181)	(16,737)

REPORTABLE SEGMENT RESULTS:

	Three Months Ended June 30,
	2015	2014	% Change
Revenue:
Transportation and Skilled Trades	$42,447	$43,271	-1.9%
Healthcare and Other Professions	29,536	32,235	-8.4%
Transitional	410	883	-53.6%
Total	$72,393	$76,389	-5.2%

Operating Income (Loss):
Transportation and Skilled Trades	$2,770	$886	212.6%
Healthcare and Other Professions	(2,047)	(2,293)	10.7%
Transitional	(517)	(555)	6.8%
Corporate	(6,417)	(7,402)	13.3%
Total	$(6,211)	$(9,364)	33.7%

Starts:
Transportation and Skilled Trades	1,930	2,067	-6.6%
Healthcare and Other Professions	1,186	1,440	-17.6%
Transitional	-	49	-100.0%
Total	3,116	3,556	-12.4%

Average Population:
Transportation and Skilled Trades	6,978	7,210	-3.2%
Healthcare and Other Professions	5,608	6,160	-9.0%
Transitional	101	213	-52.6%
Total	12,687	13,583	-6.6%

End of Period Population:
Transportation and Skilled Trades	7,321	7,626	-4.0%
Healthcare and Other Professions	5,053	5,590	-9.6%
Transitional	88	206	-57.3%
Total	12,462	13,422	-7.2%

	Six Months Ended June 30,
	2015	2014	% Change
Revenue:
Transportation and Skilled Trades	$87,290	$87,803	-0.6%
Healthcare and Other Professions	60,826	66,097	-8.0%
Transitional	997	1,691	-41.0%
Total	$149,113	$155,591	-4.2%

Operating Income (Loss):
Transportation and Skilled Trades	$7,752	$3,223	140.5%
Healthcare and Other Professions	(2,553)	(2,972)	14.1%
Transitional	(1,237)	(1,010)	-22.5%
Corporate	(15,609)	(17,218)	9.3%
Total	$(11,647)	$(17,977)	35.2%

Starts:
Transportation and Skilled Trades	3,717	3,927	-5.3%
Healthcare and Other Professions	2,886	3,341	-13.6%
Transitional	31	122	-74.6%
Total	6,634	7,390	-10.2%

Average Population:
Transportation and Skilled Trades	7,101	7,240	-1.9%
Healthcare and Other Professions	5,820	6,321	-7.9%
Transitional	125	202	-38.1%
Total	13,046	13,763	-5.2%

End of Period Population:
Transportation and Skilled Trades	7,321	7,626	-4.0%
Healthcare and Other Professions	5,053	5,590	-9.6%
Transitional	88	206	-57.3%
Total	12,462	13,422	-7.2%

CONTACT: Lincoln Educational Services Corporation
Brian Meyers, CFO
973-736-9340

EVC Group, Inc.
Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Chris Dailey, cdailey@evcgroup.com; 646-445-4801